                                                                    EXHIBIT 99.1

(INSITUFORM-TECH)(INSU) Insituform Technologies, Inc. Reports Third Quarter Earnings Per Share of $0.12

         Chesterfield, MO - October 30, 2003 - Insituform Technologies, Inc. (NASDAQ National Market: INSU) (the "Company") today announced third quarter results.

         Consolidated revenues from continuing operations were $117.4 million for the quarter ended September 30, 2003, a 6.5% decrease compared to $125.5 million of revenues in the third quarter of 2002. Consolidated income from continuing operations decreased by 38.2% to $3.5 million, or $0.13 per share, compared to $5.7 million, or $0.21 per share, in the third quarter of the prior year. Consolidated net income for the third quarter of 2003 was $3.3 million, or $0.12 per share, compared to $4.9 million, or $0.18 per share, in the third quarter of 2002.

         Year to date, revenues increased 2.9% to $365.5 million from $355.2 million in 2002. Income from continuing operations was $14.7 million, a decrease of 25.7% from $19.8 million in 2002, or $0.55 and $0.74 per share, respectively. Discontinued operations had minimal impact on 2003 earnings year-to-date, but accounted for a $3.3 million net loss, or $0.12 per share, in the first nine months of 2002. Discontinued operations are expected to be substantially completed in the fourth quarter, and the impact from discontinued operations in the fourth quarter is expected to be similar to the third quarter.

         Thomas S. Rooney, Jr., who was appointed chief executive officer in July, explained, "While the Company has indicated it will not provide earnings per share guidance in the near term, we want to communicate basic information about our operations that we believe may be useful to investors. As we had previously indicated might be the case, some of the second quarter's negative trends carried over into the third quarter."

         The following earnings presentation details specific items included within the GAAP earnings per share numbers and is intended to provide additional insight into results of operations for the third quarter of 2003, which were significantly lower than the third quarter of 2002. For consistency with prior period presentations, we have included the restructuring reserve and its current period elimination in the following table.

                                    Third Quarter
                                     2003    2002
Reported EPS                       $ 0.12   $ 0.18
Discontinued operations            $ 0.01   $ 0.03
Restructuring and
  intangible charges/(credits)     $(0.01)  $ 0.14
Severance for former CEO           $ 0.03   $    -
Sale of real estate investment     $    -   $(0.03)
                                   ------   ------
EPS adjusted for specific items    $ 0.15   $ 0.32
                                   ------   ------

                  As shown in the table above, poor operational results negatively impacted earnings per share by $0.17. The largest operational impact affecting the third quarter of 2003 compared to the third quarter of 2002 was a 20% decrease in work volume and performance issues on several jobs in our product lines acquired from Kinsel, which caused a $0.10 per share decrease in third quarter 2003 earnings compared to the same quarter of 2002. The Company has taken overhead out of these product lines and is integrating these products (pipebursting, microtunneling, horizontal directional drilling, sliplining and open-cut) into other existing operations. Earnings in two domestic cured-in-place pipe ("CIPP") rehabilitation units were similarly adversely affected by volume issues, the net impact of which was a further reduction of $0.04 per share in the domestic rehabilitation unit when comparing this year's third quarter with the third quarter of 2002. Tunneling volumes were lower by approximately 8% in the third quarter compared to the same quarter of 2002. Three tunneling jobs were delayed resulting in a decrease of $0.03 per share when comparing the third quarters of 2003 and 2002. These delays do not represent lost business, and in fact, the Company may realize more revenue than originally anticipated because of change orders. However, the revenues will not likely be significant in the fourth quarter.

         Third quarter orders moderately outpaced revenue, contributing to an increase in backlog compared to June 30, 2003. Backlog is not evenly distributed by either product lines or geographic regions. While the Elmore division of Affholder has struggled with low backlog, orders increased late in the second quarter and continued into the third quarter. Therefore, under-absorption of costs should not be as significant beginning in the fourth quarter.

         Rooney noted that, as anticipated, margins remained under pressure during the third quarter, and are expected to remain under pressure, reflecting a highly competitive bidding environment.

         Year-to-date operating cash flow remained strong at 1.7 times net income. The Company invested approximately $18.9 million year-to-date on businesses and capital assets, including $6.3 million for the purchase of additional assets and territory rights in the United States and acquisitions in Europe.

         During the quarter, the Company announced that it completed its purchase of the business of Insituform East, Inc. ("East"), including selected assets. East was the final remaining independent licensee of the Insituform(R) CIPP process and NuPipe(R) fold and form process in North America. Rooney commented, "The integration of Insituform East is proceeding smoothly, and we believe that we have taken the steps to sustain a competitive advantage in this environment. This acquisition opens up attractive markets, notably Maryland, Pennsylvania, Ohio and Washington, D.C. The acquisition is expected to be accretive to earnings per share in the fourth quarter of 2003."

         Commenting on the Company's outlook, Rooney observed, "Clearly, this is an important time for Insituform. Over the past six months we have had an opportunity to take a hard look and analyze our business from top to bottom. We have identified several areas in which the Company can intelligently invest that will contribute to significant improvement to revenue and earnings. We see the next two years as a time that the Company will make well-thought-out, strategic internal investments to improve performance and reposition the Company to maintain our dominant status, leading the development in our industry rather than pursuing industry trends. These investments will fall into three targeted areas: operational expense reduction, product innovation (which can cut costs and grow the business) and pure business growth. While these investments will be made over the next two years, we expect to see measurable impact to our results beginning in 12 to 18 months. Among other things, Insituform is increasing its sales force, stepping up training, consolidating manufacturing facilities and improving management of its truck fleet." Rooney continued, "We are also committing significant dollars to making our safety program world class. Not only is this the right thing to do, but I am confident that in several years we can reduce our insurance costs significantly."

         Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

         This news release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect results include, among others, the competitive environment for the Company's products and services, the geographical distribution and mix of the Company's work, and other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

                          INSITUFORM TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                     For the Three Months       For the Nine Months
                                                      Ended September 30,       Ended September 30,
                                                       2003        2002         2003         2002
Revenues                                            $  117,360   $ 125,523    $ 365,486    $  355,187
Cost of revenues                                        89,941      92,765      280,531       262,543
Gross profit                                            27,419      32,758       84,955        92,644
Selling, general and
  administrative expenses                               19,909      17,720       55,974        52,134
Restructuring charges
  and intangible writeoffs                                (261)      5,957         (261)        5,957
Operating income                                         7,771       9,081       29,242        34,553
Other expense:
  Interest expense                                      (2,391)     (2,103)      (5,763)       (5,935)
  Other income                                             331       1,736          573         2,520
Total other expense                                     (2,060)       (367)      (5,190)       (3,415)
Income before
  taxes on income                                        5,711       8,714       24,052        31,138
Taxes on income                                          2,228       3,326        9,381        11,921
Income before
  minority interests,
  equity in earnings and
  discontinued operations                                3,483       5,388       14,671        19,217
Minority interests in
  net income                                               (84)        (56)        (144)         (124)
Equity in earnings of
  affiliated companies                                     101         333          201           715
Income from continuing
  operations                                        $    3,500   $   5,665    $  14,728    $   19,808
Loss from discontinued
  operations                                              (215)       (788)        (231)       (3,317)
Net income                                          $    3,285   $   4,877    $  14,497    $   16,491

Earnings per share:
  Basic:
    Income from continuing
      operations                                    $     0.13   $    0.21    $    0.56    $     0.75
    Loss from discontinued
      operations                                        ($0.01)     ($0.03)      ($0.01)       ($0.13)
    Net income                                      $     0.12   $    0.18    $    0.55    $     0.62
  Diluted:
    Income from continuing
      operations                                    $     0.13   $    0.21    $    0.56    $     0.74
    Loss from discontinued
      operations                                        ($0.01)     ($0.03)      ($0.01)       ($0.12)
    Net income                                      $     0.12   $    0.18    $    0.55    $     0.62
Weighted average common
  shares - basic                                        26,451      26,507       26,475        26,534
Weighted average common
  and equivalent
  shares - diluted                                      26,638      26,615       26,593        26,763

SEGMENT DATA
Revenues
  Rehabilitation                                    $   89,456   $  96,601    $ 275,706    $  281,395
  Tunneling                                             22,611      24,682       74,581        62,107
  TiteLiner                                              5,293       4,240       15,199        11,685
Total revenues                                      $  117,360   $ 125,523    $ 365,486    $  355,187

Gross profit
  Rehabilitation                                    $   22,006   $  25,963    $  70,478    $   76,348
  Tunneling                                              3,791       4,776        9,725        12,052
  TiteLiner                                              1,622       2,019        4,752         4,244
Total gross profit                                  $   27,419   $  32,758    $  84,955    $   92,644

Operating income
  Rehabilitation                                    $    5,090   $   5,155    $  22,493    $   25,668
  Tunneling                                              1,876       2,738        4,293         7,100
  TiteLiner                                                805       1,188        2,456         1,785
Total operating income                              $    7,771   $   9,081    $  29,242    $   34,553

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                          INSITUFORM TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                                 (In thousands)

                                           September 30, 2003             December 31, 2002
ASSETS
 CURRENT ASSETS
  Cash and cash equivalents                     $  98,907                     $  75,386
  Receivables, net                                 85,674                        82,962
  Retainage                                        23,398                        23,726
  Costs and estimated earnings
    in excess of billings                          31,846                        36,680
  Inventories                                      13,065                        12,402
  Prepaid expenses and other                       15,056                        13,586
  Discontinued assets                               3,884                         7,909
 TOTAL CURRENT ASSETS                             271,830                       252,651
 PROPERTY AND EQUIPMENT, net                       73,382                        71,579
 OTHER ASSETS                                     152,454                       148,783

TOTAL ASSETS                                    $ 497,666                     $ 473,013

LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
  Current maturities of
    long-term debt and notes
    payable                                     $  16,900                     $  49,360
  Accounts payable and accrued
    expenses                                       66,762                        69,776
  Billings in excess of costs
    and estimated earnings                          6,011                         5,992
  Liabilities related to
    discontinued operations                           891                         3,293
 TOTAL CURRENT LIABILITIES                         90,564                       128,421
 LONG-TERM DEBT, less current
    maturities                                    114,276                        67,014
 OTHER LIABILITIES                                  3,069                         3,530
 TOTAL LIABILITIES                                207,909                       198,965
 MINORITY INTEREST                                  1,361                         1,430
 STOCKHOLDERS' EQUITY                             288,396                       272,618

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                          $ 497,666                     $ 473,013

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                          INSITUFORM TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (Unaudited)
                                 (In thousands)

                                                      For the Nine Months
                                                      Ended September 30,
                                                        2003       2002
Cash flow from operating activities:
Net income                                            $ 14,497   $  16,491
  Loss from discontinued operations                        231       3,317
Income from continuing operations                       14,728      19,808
Adjustments to reconcile net income
  to cash provided by operating activities:
  Depreciation                                          11,213      10,861
  Amortization                                           1,005       1,099
  Other                                                  2,237       3,450
  Deferred income taxes                                    (30)         61
Changes in operating assets and
  liabilities, net of assets acquired:
  Receivables, including costs and estimated
    earnings in excess of billings                       2,451      (1,442)
  Inventories                                             (415)         82
  Prepaid expenses and other assets                     (3,693)     (2,388)
  Accounts payable and accrued expenses                 (1,065)     (9,614)
Total changes in operating assets and
  liabilities, net of assets acquired                   (2,722)    (13,362)
Net cash provided by operating
  activities of continuing operations                   26,431      21,917
Net cash provided (used) by operating
  activities of discontinued operations                 (1,558)      1,718
Net cash provided by operating activities               24,873      23,635
Cash flow from investing activities:
  Capital expenditures                                 (12,573)    (18,174)
  Proceeds from sale of fixed assets                       780       1,605
  Purchase of business, net of cash acquired            (6,337)     (8,459)
  Cash from sale of business                                 -       4,065
  Other investing activities                             1,406       1,548
Net cash used in investing activities                  (16,724)    (19,415)
Cash flow from financing activities:
  Proceeds from issuance of common stock                   557       1,637
  Purchases of treasury stock                           (1,597)     (4,850)
  Repayments of long-term debt                         (22,734)    (19,959)
  Issuance of long-term debt                            65,000           -
  Increase (decrease) in notes payable                 (25,835)     10,052
  Deferred finance charges                                (692)          -
Net cash provided (used) by
  financing activities                                  14,699     (13,120)
Effect of exchange rate changes on cash                    673         913
Net increase (decrease) in cash and cash
  equivalents for the period                            23,521      (7,987)
Cash and cash equivalents,
  beginning of period                                   75,386      74,649
Cash and cash equivalents, end of period                98,907      66,662

CONTACT:  Insituform Technologies, Inc.
          Joseph A. White, Vice President and CFO
          (636) 530-8000